Exhibit 4.8
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
Group 1 Automotive, Inc. has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common stock. For purposes of these descriptions, references to “the Company,” “we,” “our” and “us” refer only to Group 1 Automotive, Inc. and not to its subsidiaries.
DESCRIPTION OF CAPITAL STOCK
Our authorized capital stock is 51,000,000 shares. These shares consist of: (i) 1,000,000 shares of preferred stock, par value $0.01 per share, none of which are outstanding; and (ii) 50,000,000 shares of common stock, par value $0.01 per share.
The following description does not purport to be complete and is qualified in its entirety by reference to our certificate of incorporation, our bylaws and to applicable law.
Common Stock
This section describes the general terms of our common stock. For more detailed information, you should refer to our certificate of incorporation and our bylaws, copies of which have been filed with the U.S. Securities and Exchange Commission.
Listing
Our outstanding shares of common stock are listed on the New York Stock Exchange (the “NYSE”) under the symbol “GPI.” Any additional common stock we issue also will be listed on the NYSE.
Dividends
Subject to the rights of any then outstanding shares of preferred stock that we may issue, the holders of common stock may receive such dividends as our board of directors may declare in its discretion out of legally available funds.
Fully Paid
All outstanding shares of common stock are fully paid and non-assessable. Any additional common stock we may issue will also be fully paid and non-assessable.
Voting Rights
Subject to any special voting rights of any series of preferred stock that we may issue in the future, the holders of common stock may vote one vote for each share held in the election of directors and on all other matters voted upon by our stockholders. Under our bylaws, unless otherwise required by Delaware law, action by our stockholders is taken by the affirmative vote of the holders of a majority of the votes cast, except for elections, which are determined by a plurality of the votes cast, at a meeting of stockholders at which a quorum is present. Holders of common stock may not cumulate their votes in the elections of directors.
Other Rights
We will notify common stockholders of any stockholders’ meetings according to applicable law. If we liquidate, dissolve or wind-up our business, either voluntarily or not, holders of our common stock will share equally in our net assets upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding. Holders of our common stock have no preemptive rights to purchase shares of our common stock. Shares of common stock are not subject to any redemption or sinking fund provisions and are not convertible into any of our other securities.
Anti-Takeover Provisions
Certain provisions in our certificate of incorporation and our bylaws, which are summarized in the following paragraphs, and applicable provisions of the Delaware General Corporation Law may encourage persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the board of directors rather than pursue non-negotiated takeover attempts. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and in the policies furnished by them and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are intended to discourage certain tactics that may be used in proxy fights. These provisions, however, could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts.

Exhibit 4.8
Limitations on Removal of Directors
Stockholders may remove a director only by the affirmative vote of the holders of a majority of the voting power of the then outstanding capital stock of Group 1 entitled to vote generally in the election of directors, voting together as a single class. Our board of directors, not the stockholders, has the right to appoint persons to fill vacancies on the board of directors.
No Stockholder Action by Unanimous Consent
Under the Delaware General Corporation Law, unless a company’s certificate of incorporation specifies otherwise, any action that could be taken by stockholders at an annual or special meeting may be taken, instead, without a meeting and without notice to or a vote of other stockholders if a consent in writing is signed by holders of outstanding stock having voting power that would be sufficient to take such action at a meeting at which all outstanding shares were present and voted. Our certificate of incorporation and bylaws provide that any action required or permitted to be taken by stockholders must be taken at an annual or special meeting of such stockholders and may not be taken by any consent in writing of such stockholders.
Blank Check Preferred Stock
Our certificate of incorporation authorizes the issuance of blank check preferred stock from time to time in one or more series. The board of directors can set the powers, voting powers, designations, preferences and relative, participating, optional or other rights, if any, of each series of preferred stock and the qualifications, limitations or restrictions, if any, of such preferences and/or rights relating to such preferred stock and could issue such stock in either private or public transactions. In some circumstances, the blank check preferred stock could be issued and have the effect of preventing a merger, tender offer or other takeover attempt that the board of directors opposes.
Business Combinations under Delaware Law
We are a Delaware corporation and are subject to Section 203 of the Delaware General Corporation Law. Section 203 prevents a person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of our outstanding voting stock (an “interested stockholder”) from engaging in certain business combinations with us for three years following the date that the interested stockholder became an interested stockholder. These restrictions do not apply if:
•before the person became an interested stockholder, our board of directors approved either the business combination or the transaction in which the interested stockholder became an interested stockholder;
•upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of our outstanding voting stock at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and stock held by certain employee stock plans; or
•at or subsequent to such time the interested stockholder became an interested stockholder, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.
Section 203 defines a “business combination” to include (i) any merger or consolidation involving the corporation and an interested stockholder; (ii) any sale, lease, transfer, pledge or other disposition involving an interested stockholder of 10% or more of the assets of the corporation; (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to an interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by an interested stockholder of any loans, guarantees, pledges or other financial benefits provided by or through the corporation.
Special Certificate of Incorporation and Bylaw Provisions
Among other things, our certificate of incorporation and bylaws:
•establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our bylaws specify the requirements as to form, content and disclosure requirements of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting;

Exhibit 4.8
•establish requirements for director nominees to deliver (i) a written questionnaire regarding the background and qualifications of such person and the background of any other person or entity on whose behalf the nomination is being made; (ii) a written representation and agreement that such person is not and will not become a party to any voting commitment that has not been disclosed to the company; and (iii) a written director agreement;
•provide our board of directors the ability to authorize undesignated preferred stock. This ability makes it possible for our board of directors to issue, without stockholder approval, preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company;
•provide that the authorized number of directors may be changed only by resolution of the board of directors. Our certificate of incorporation and bylaws provide that the number of directors shall not be fewer than three. Each director shall hold office for the term for which that individual is elected and thereafter until that individual’s successor is elected or until such individual’s earlier death, resignation, retirement, disqualification or removal;
•provide that all vacancies, including newly created directorships, may, except as otherwise required by law or, if applicable, the rights of holders of a series of preferred stock, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum, or by a sole remaining director;
•provide that special meetings of the stockholders for any purpose or purposes may be called only upon a request in writing, stating the purpose or purposes thereof, delivered to the chairman of the board, the president or the secretary, signed by a majority of the directors, or by resolution of the board of directors. No business other than that stated in the notice shall be transacted at any special meeting; and
•provide that our bylaws may be amended by the board of directors, but such authority shall not limit the ability of the stockholders to adopt, amend or repeal bylaws. However, no amendment or repeal of any bylaw relating to the number, term and classification of directors, the procedure for filling director vacancies and the procedure for removal of directors shall be effective without the affirmative vote of (i) a majority of the members present at a regular or special meeting of our board of directors or (ii) the holders of outstanding stock representing 80% or more of the stock issued and outstanding, voting together as a single class.
The foregoing provisions of our certificate of incorporation and bylaws, together with the provisions of Section 203 of the Delaware General Corporation Law, could have the effect of delaying, deferring or preventing a change in control or the removal of existing management, of deterring potential acquirors from making an offer to our stockholders and of limiting any opportunity to realize premiums over prevailing market prices for our common stock in connection therewith. This could be the case notwithstanding that a majority of our stockholders might benefit from such a change in control or offer.
Forum Selection
Our bylaws provide that unless a majority of the board of directors, acting on behalf of the Company, consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for:
•any derivative action or proceeding brought on the Company’s behalf;
•any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the Company to the Company or the Company’s stockholders;
•any action asserting a claim against the Company or any director or officer or other employee of the Company arising pursuant to any provision of the DGCL, the Company’s certificate of incorporation or bylaws; or
•any action asserting a claim against the Company or any director or officer or other employee of the Company that is governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.
The Company’s bylaws also provide that any person or entity purchasing or otherwise acquiring any interest in shares of the Company’s capital stock will be deemed to have notice of, and to have consented to, this forum selection provision. The forum selection provision is not, however, intended to be deemed a waiver by any stockholder with respect to our compliance with U.S. federal securities laws, and the application of the forum selection provision may in some instances be limited by applicable law. Although we believe these provisions benefit the Company by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against the Company’s directors, officers and employees. The enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation or bylaws has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in the Company’s bylaws is inapplicable or unenforceable.

Exhibit 4.8
The choice of forum provisions summarized above are not intended to, and would not, apply to suits brought to enforce any liability or duty created by the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act or other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Stockholders may be subject to increased costs to bring these claims, and the choice of forum provisions could have the effect of discouraging claims or limiting investors’ ability to bring claims in a judicial forum that they find favorable.